Exhibit 99.2

Align Technology and Straumann to Terminate Distribution Agreements for iTero(R) Scanners

SAN JOSE, CA--(Marketwire - October 17, 2012) - Align Technology, Inc. (NASDAQ: ALGN) today announced that the Company has reached a mutual agreement with Straumann to terminate their distribution agreements for iTero intra-oral scanners in Europe and North America, effective December 31, 2012. The original exclusive distribution agreement in Europe was signed in December 2009 between Straumann and Cadent Inc., the developer of iTero, which was subsequently acquired by Align in April 2011. A subsequent agreement was operationalized in February 2011, awarding Straumann non-exclusive distribution rights for iTero intra-oral scanners in North America.

For more than a decade, Align Technology has led the digital revolution in orthodontics with the Invisalign® system. Since acquiring Cadent 18 months ago, Align has been equally committed to enabling the same type of digital shift within restorative dentistry, with the iTero scanner as the center of that strategy. Align and Straumann have worked together over the past few years to build a sales, services, and support model for the iTero scanner to benefit both companies. Despite collective efforts, the two companies have concluded that their current collaboration for distributing iTero scanners does not meet their strategic or financial requirements in the present economic environment. They will however continue to collaborate on workflows incorporating intra-oral scanning in the future.

Align has decided to market iTero on a more limited basis directly in Europe focusing on its existing Invisalign customers. Align will continue its direct sales of iTero scanners in North America where digital dentistry is evolving more rapidly, while pursuing global scanner potential on a more opportunistic basis. Over the past year, Align has invested in its scanner business in North America by doubling the number of direct sales representatives and in-office trainers, through ongoing improvements in scanner service and support, and through a robust product and applications development pipeline.

Align and Straumann are committed to ensuring a continued high level of service and support for their existing iTero customers in Europe and North America. Straumann will continue to offer first-level equipment support in Europe for at least the next 12 months, after which full responsibility for regional customer service will transfer to Align. The two companies are currently working together on plans for a smooth transition and will communicate details to customers as soon as they are finalized.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers.
To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.

Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes iTero and OrthoCAD iOC scanning systems, OrthoCADiCast, OrthoCAD iQ and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.

Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com